As filed with the Securities and Exchange Commission on January 19, 2007

Registration No.  333-119945

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 6

TO

FORM S-11

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

BEHRINGER HARVARD REIT I, INC.

(Exact Name of Registrant as Specified in Governing Instruments)

15601 Dallas Parkway, Suite 600
Addison, Texas  75001
(866) 655-1605

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gerald J. Reihsen, III

Executive Vice President and Secretary

Behringer Harvard REIT I, Inc.

15601 Dallas Parkway, Suite 600

Addison, Texas  75001

(866) 655-1620

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Michael J. Choate, Esq.

Shefsky & Froelich Ltd.

111 East Wacker Drive, Suite 2800

Chicago, Illinois  60601

(312) 836-4066

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  Registration No. 333-119945

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933.

EXPLANATORY NOTE

This Post-Effective Amendment No. 6 to Form S-11 Registration Statement (333-119945) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.  No changes have been made to Part I or Part II of the Registration Statement other than Item 36(b) of Part II as set forth below.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.  Consolidated Financial Statements and Exhibits

(b)   Exhibits.  The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

10.1.1

Second Amended and Restated Agreement of Limited Partnership of Behringer Harvard Operating Limited Partnership I LP by and among Behringer Harvard REIT I, Inc., BHR, Inc., BHR Business Trust, BHR Partners, LLC, the McCormick Family Trust dated 1/20/82 and Gary S. Carr (previously filed and incorporated by reference to Form 8-K filed on January 5, 2007)

10.1.2	Reserved

10.2	Fifth Amended and Restated Advisory Management Agreement between the Registrant and Behringer Advisors LP (previously filed and incorporated by reference to Form 8-K filed on January 5, 2007)

10.3

Fourth Amended and Restated Property Management and Leasing Agreement among Registrant, Behringer Harvard Operating Partnership I LP and HPT Management Services, Inc. (previously filed and incorporated by reference to Form 8-K filed on January 5, 2007)

10.170

Sale, Purchase and Escrow Agreement between North Atlanta Realty Acquisition Company, Inc. and Harvard Property Trust, LLC (previously filed and incorporated by reference to Form 8-K filed on December 6, 2006)

10.171	Loan Agreement between Keybank National Association and Behringer Harvard 945 East Paces Ferry Road, LLC (previously filed and incorporated by reference to Form 8-K filed on December 6, 2006)

10.172	Promissory Note made between Keybank National Association and Behringer Harvard 945 East Paces Ferry Road, LLC (previously filed and incorporated by reference to Form 8-K filed on December 6, 2006)

10.173

Fee and Leasehold Deed to Secure Debt and Security Agreement by Behringer Harvard 945 East Paces Ferry Road, LLC, as borrower for the benefit of Keybank National Association (previously filed and incorporated by reference to Form 8-K filed on December 6, 2006)

10.174

Assignment of Leases and Rents by Behringer Harvard 945 East Paces Ferry Road, LLC, as borrower to Keybank National Association (previously filed and incorporated by reference to Form 8-K filed on December 6, 2006)

10.175

Guaranty Agreement made by Behringer Harvard 945 East Paces Ferry Road, LLC and Behringer Harvard REIT I, Inc., in favor of Keybank National Association (previously filed and incorporated by reference to Form 8-K filed on December 6, 2006)

10.176

Reinstatement of and First Amendment to Sale, Purchase and Escrow Agreement between North Atlanta Realty Acquisition Company, Inc. and Harvard Property Trust, LLC (previously filed and incorporated by reference to Form 8-K filed on December 6, 2006)

10.177

Reinstatement of and Second Amendment to Sale, Purchase and Escrow Agreement between North Atlanta Realty Acquisition Company, Inc. and Harvard Property Trust, LLC (previously filed and incorporated by reference to Form 8-K filed on December 6, 2006)

II-1

10.178	Purchase Agreement between TR Eldridge Place Corp. and Harvard Property Trust, LLC (previously filed and incorporated by reference to Form 8-K filed on December 19, 2006)

10.179	Loan Agreement between Wachovia Bank, National Association and Behringer Harvard Eldridge Place LP (previously filed and incorporated by reference to Form 8-K filed on December 19, 2006)

10.180	Promissory Note made between Wachovia Bank, National Association and Behringer Harvard Eldridge Place LP (previously filed and incorporated by reference to Form 8-K filed on December 19, 2006)

10.181

Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing by Behringer Harvard Eldridge Place LP, as borrower to William D. Cleveland, Esq., as trustee, for the benefit of Wachovia Bank, National Association (previously filed and incorporated by reference to Form 8-K filed on December 19, 2006)

10.182

Assignment of Leases and Rents by Behringer Harvard Eldridge Place LP, as borrower to Wachovia Bank, National Association (previously filed and incorporated by reference to Form 8-K filed on December 19, 2006)

10.183	Guaranty Agreement made by Behringer Harvard REIT I, Inc., in favor of Wachovia Bank, National Association (previously filed and incorporated by reference to Form 8-K filed on December 19, 2006)

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 19th day of January, 2007.

BEHRINGER HARVARD REIT I, INC.

By:	/s/ Robert M. Behringer
Robert M. Behringer
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Robert M. Behringer	Chief Executive Officer, Chief Investment Officer and Director (Principal Executive Officer)	January 19, 2007
Robert M. Behringer

*	President, Chief Operating Officer and Director	January 19, 2007
Robert S. Aisner

*	Chief Financial Officer (Principal Financial Officer)	January 19, 2007
Gary S. Bresky

/s/ Kimberly Arianpour	Chief Accounting Officer (Principal Accounting Officer)	January 19, 2007
Kimberly Arianpour

*	Director	January 19, 2007
Charles G. Dannis

*	Director	January 19, 2007
Steven W. Partridge

*	Director	January 19, 2007
G. Ronald Witten

* /s/ Robert M. Behringer
Signed on behalf of the named individuals by
Robert M. Behringer under power of attorney.

EXHIBIT INDEX

Exhibit No.	Description

10.1.1

Second Amended and Restated Agreement of Limited Partnership of Behringer Harvard Operating Limited Partnership I LP by and among Behringer Harvard REIT I, Inc., BHR, Inc., BHR Business Trust, BHR Partners, LLC, the McCormick Family Trust dated 1/20/82 and Gary S. Carr (previously filed and incorporated by reference to Form 8-K filed on January 5, 2007)

10.1.2	Reserved

10.2	Fifth Amended and Restated Advisory Management Agreement between the Registrant and Behringer Advisors LP (previously filed and incorporated by reference to Form 8-K filed on January 5, 2007)

10.3

Fourth Amended and Restated Property Management and Leasing Agreement among Registrant, Behringer Harvard Operating Partnership I LP and HPT Management Services, Inc. (previously filed and incorporated by reference to Form 8-K filed on January 5, 2007)

10.170

Sale, Purchase and Escrow Agreement between North Atlanta Realty Acquisition Company, Inc. and Harvard Property Trust, LLC (previously filed and incorporated by reference to Form 8-K filed on December 6, 2006)

10.171	Loan Agreement between Keybank National Association and Behringer Harvard 945 East Paces Ferry Road, LLC (previously filed and incorporated by reference to Form 8-K filed on December 6, 2006)

10.172	Promissory Note made between Keybank National Association and Behringer Harvard 945 East Paces Ferry Road, LLC (previously filed and incorporated by reference to Form 8-K filed on December 6, 2006)

10.173

Fee and Leasehold Deed to Secure Debt and Security Agreement by Behringer Harvard 945 East Paces Ferry Road, LLC, as borrower for the benefit of Keybank National Association (previously filed and incorporated by reference to Form 8-K filed on December 6, 2006)

10.174

Assignment of Leases and Rents by Behringer Harvard 945 East Paces Ferry Road, LLC, as borrower to Keybank National Association (previously filed and incorporated by reference to Form 8-K filed on December 6, 2006)

10.175

Guaranty Agreement made by Behringer Harvard 945 East Paces Ferry Road, LLC and Behringer Harvard REIT I, Inc., in favor of Keybank National Association (previously filed and incorporated by reference to Form 8-K filed on December 6, 2006)

10.176

Reinstatement of and First Amendment to Sale, Purchase and Escrow Agreement between North Atlanta Realty Acquisition Company, Inc. and Harvard Property Trust, LLC (previously filed and incorporated by reference to Form 8-K filed on December 6, 2006)

10.177

Reinstatement of and Second Amendment to Sale, Purchase and Escrow Agreement between North Atlanta Realty Acquisition Company, Inc. and Harvard Property Trust, LLC (previously filed and incorporated by reference to Form 8-K filed on December 6, 2006)

10.178	Purchase Agreement between TR Eldridge Place Corp. and Harvard Property Trust, LLC (previously filed and incorporated by reference to Form 8-K filed on December 19, 2006)

10.179	Loan Agreement between Wachovia Bank, National Association and Behringer Harvard Eldridge Place LP (previously filed and incorporated by reference to Form 8-K filed on December 19, 2006)

10.180	Promissory Note made between Wachovia Bank, National Association and Behringer Harvard Eldridge Place LP (previously filed and incorporated by reference to Form 8-K filed on December 19, 2006)

10.181

Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing by Behringer Harvard Eldridge Place LP, as borrower to William D. Cleveland, Esq., as trustee, for the benefit of Wachovia Bank, National Association (previously filed and incorporated by reference to Form 8-K filed on December 19, 2006)

10.182

Assignment of Leases and Rents by Behringer Harvard Eldridge Place LP, as borrower to Wachovia Bank, National Association (previously filed and incorporated by reference to Form 8-K filed on December 19, 2006)

10.183	Guaranty Agreement made by Behringer Harvard REIT I, Inc., in favor of Wachovia Bank, National Association (previously filed and incorporated by reference to Form 8-K filed on December 19, 2006)